Exhibit 10.2

[Dealer

Dealer Address]

November 19, 2020

To:	Microchip Technology Incorporated
2355 W. Chandler Blvd.
Chandler, AZ 85224-6199
	Attention:	Chief Financial Officer
	Telephone No.:	480-792-7804
	Facsimile No.:	480-792-4133
	Email:	eric.bjornholt@microchip.com

Re: Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between [Dealer] (“Dealer”) and Microchip Technology Incorporated, a Delaware corporation (“Counterparty”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. Each party further agrees that this Confirmation and the related Hedging Notice together with the Agreement evidence a complete binding agreement between Counterparty and Dealer as to the subject matter and terms of the Transaction to which this Confirmation relates, and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein are based on terms that are defined in the Description of Notes (the “Description of Notes”), dated as of November 16, 2020 and referred to in each of the Exchange Agreements (the “Exchange Agreements”), each dated November 19, 2020 between Counterparty and an investor in the Convertible Notes and relating to the 0.125% Convertible Senior Subordinated Notes due 2024 (as originally issued by Counterparty, the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty in an aggregate initial principal amount of USD 609,000,000 pursuant to an Indenture to be dated on or around December 1, 2020 between Counterparty and Wells Fargo Bank, National Association, as trustee (the “Indenture”). In the event of any inconsistency between the terms defined in the Description of Notes, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Description of Notes. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Description of Notes, the descriptions thereof in the Description of Notes will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. Subject to the foregoing, references to the Indenture herein are references to the Indenture as in effect on the date of its execution, and if the Indenture is amended or supplemented following such date (other than any amendment or supplement (x) pursuant to Section 10.01(n) of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of Convertible Notes in the Description of Notes or (y) pursuant to Section 14.07 of the Indenture, subject, in the case of this clause (y), to the second paragraph under “Method of Adjustment” in Section 3), any such amendment or supplement will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing. For the purposes of the Equity Definitions, the Transaction shall be deemed to be a Share Option Transaction.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation and the related Hedging Notice evidence a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form but without any Schedule except for (a) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine) and the election of USD as the Termination Currency; [and] (b) (i) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer with a “Threshold Amount” of three percent of Dealer’s shareholders’ equity; provided that “Specified Indebtedness” shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business, (ii) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi) and (iii) the following language shall be added to the end thereof “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay;” [and (c) (1) the election of an executed guarantee of [__________] (“Guarantor”) dated as of the Trade Date in substantially the form attached hereto as Annex A as a Credit Support Document and (2) the designation of Guarantor as Credit Support Provider in relation to Dealer].

In the event of any inconsistency between provisions of the Agreement, this Confirmation and the Hedging Notice, the following will prevail for purposes of the Transaction to which this Confirmation relates in the order of precedence indicated: (i) such Hedging Notice; (ii) this Confirmation; and (iii) the Agreement. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	November 19, 2020

Option Style:	“Modified American”, as described under “Procedures for Exercise” below

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Counterparty, par value USD 0.001 per share (Exchange symbol “MCHP”).

Number of Options:	609,000. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

Applicable Percentage:	[__]%

Option Entitlement:	A number equal to the product of the Applicable Percentage and the Conversion Rate.

Strike Percentage:	140%

Conversion Rate:	The quotient, rounded to the nearest one ten-thousandth of a Share, of (a) USD 1,000 divided by (b) the Strike Percentage multiplied by the Hedge Price

Strike Price:	The quotient, rounded to the nearest one one-hundredth of a cent, of USD 1,000 divided by the Conversion Rate

Cap Percentage:	175%

Cap Price:	The product of the Cap Percentage multiplied by the Hedge Price

Hedge Price:	The 10b-18 VWAP on the Hedge Date, subject to the proviso in the definition of Hedge Date

Hedge Date:	The Exchange Business Day immediately succeeding the Trade Date (or, if such day is a full Disrupted Day, the immediately succeeding Exchange Business Day that is not a full Disrupted Day); provided that if the Calculation Agent determines that the Hedge Date is a partial Disrupted Day, the Calculation Agent shall in good faith and in a commercially reasonable manner (x) determine the Hedge Price using an appropriately weighted average of the 10b-18 VWAPs for the Hedge Date and the immediately succeeding Exchange Business Day(s) that are not full Disrupted Days and (y) determine the 10b-18 VWAPs for such Disrupted Day(s) based on transactions in the Shares taking into account the nature and duration of such Market Disruption Event; provided further that the Hedge Date may not be extended by more than five Scheduled Trading Days.

If the Hedge Date has been extended by five Scheduled Trading Days and Dealer is unable to establish its initial commercially reasonable Hedge Position on the full number of Shares on which Dealer expected to establish its initial commercially reasonable Hedge Position on the date hereof (the “Expected Number of Shares”), the Calculation Agent shall make such commercially reasonable adjustments to the terms of the Transaction to account for Dealer’s inability to establish an initial commercially reasonable Hedge Position equal to the Expected Number of Shares.

Solely for purposes of determining the Hedge Date, the definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by (A) deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption; in each case, that the Calculation Agent determines is material.”

Solely for purposes of determining the Hedge Date, Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the words “Scheduled Closing Time” in the fourth line thereof.

Solely for purposes of determining the Hedge Date, a Regulatory Disruption is any event that Designated Dealer, in its reasonable discretion, based on the advice of counsel, determines makes it appropriate, with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures, for Designated Dealer to refrain from or decrease any market activity in connection with the Transaction in order to maintain or establish a commercially reasonable hedge position.

[Dealer shall, and shall cause its affiliates and agents (if any) to, use commercially reasonable efforts on the Hedge Date to make all purchases of Shares in connection with the Transaction or any Other Call Option Agreements and the equity swaps between Dealer and any other dealers that are parties to Other Call Option Agreements entered into between the Trade Date and the Premium Payment Date (collectively, the “Initial Hedge Purchases”) in a manner that would comply with the limitations set forth in clauses (b)(2), (b)(3) and (b)(4) and (c) of Rule 10b-18 under the Exchange Act (“Rule 10b-18”), as if such rule were applicable to such purchases and neither Counterparty nor any “affiliated purchaser” had made any “Rule 10b-18 Purchases” under Rule 10b-18 (except through the Designated Dealer) during such period and taking into account any applicable Securities and Exchange Commission no-action letters, as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances reasonably beyond Dealer’s (or such affiliate’s or agent’s (if any)) control; provided that the foregoing agreement shall not apply to purchases made to dynamically hedge for Dealer’s own account or the account of its affiliate(s) the optionality arising under the Transaction or any other option transaction to which it is a party. Dealer shall, and shall cause its affiliates and agents (if any) to, use only one broker or dealer in making the Initial Hedge Purchases. “Other Call Option Agreements” means any other call option transactions entered to by Counterparty in connection with the Convertible Notes on the Trade Date.][1][On the Hedge Date, Dealer shall not, and shall cause its affiliates and agents (if any) not to, make any purchases of Shares in connection with the Transaction or any other option

[1]	Include for Designated Dealer.

transaction to which it is a party, other than purchases made to dynamically hedge for Dealer’s own account or the account of its affiliate(s) the optionality arising under the Transaction or such other option transaction.][2]

10b-18 VWAP:	For any Exchange Business Day, the 10b-18 Volume Weighted Average Price per Share for the regular trading session (including any extensions thereof) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session for such Exchange Business Day), as published by Bloomberg at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day, on Bloomberg page “MCHP <Equity> AQR SEC” (or any successor thereto), or if unavailable or manifestly incorrect, the market value of one Share, using, if practicable, a 10b-18-based volume weighted method, as determined by the Designated Dealer.

Designated Dealer:	JPMorgan Chase Bank, National Association

Premium:	USD [_____]

Premium Payment Date:	The closing date of the issuance of the Convertible Notes

Hedging Notice:	Dealer shall notify Counterparty of the Hedge Price, Conversion Rate, Strike Price and Cap Price by 10:00 P.M. (New York City time) on the Hedge Date (as it may be postponed) by delivering a notice as set forth in the Form of Hedging Notice attached hereto as Schedule I.

Exchange:	The Nasdaq Global Select Market

Related Exchange(s):	All Exchanges; provided that Section 1.26 of the Equity Definitions shall be amended to add the words “United States” before the word “exchange” in the tenth line of such section.

Excluded Provisions:	Section 14.04(h) and Section 14.03 of the Indenture.

Procedures for Exercise.

Conversion Date:	With respect to any conversion of a Convertible Note (other than (1) any conversion of Convertible Notes with a Conversion Date occurring prior to the Free Convertibility Date, (2) any conversion of Convertible Notes occurring on or after the Free Convertibility Date in connection with a “Make-Whole Fundamental Change” (as defined in the Indenture) and (3) any conversion of Convertible Notes called (or deemed called) for redemption with a Conversion Date occurring on or after the Free Convertibility Date and during the related “Redemption Period” (as defined in the Indenture) (any

[2]	Include for Dealers that are not the Designated Dealer.

such conversion described in (1), (2) or (3) above, an “Early Conversion”), to which the provisions of Section 9(i)(i) of this Confirmation shall apply), the date on which the Holder (as such term is defined in the Indenture) of such Convertible Note satisfies all of the requirements for conversion thereof as set forth in Section 14.02(b) of the Indenture; provided that if Counterparty has not delivered to Dealer a related Notice of Exercise, then in no event shall a Conversion Date be deemed to occur hereunder (and no Option shall be exercised or deemed to be exercised hereunder) with respect to any surrender of a Convertible Note for conversion in respect of which Counterparty has elected to designate a financial institution for exchange in lieu of conversion of such Convertible Note pursuant to Section 14.12 of the Indenture.

Free Convertibility Date:	August 15, 2024

Expiration Time:	The Valuation Time

Expiration Date:	November 15, 2024, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under “Automatic Exercise” below.

Automatic Exercise:	Notwithstanding Section 3.4 of the Equity Definitions, on each Conversion Date occurring on or after the Free Convertibility Date, in respect of which a Notice of Conversion that is effective as to Counterparty has been delivered by the relevant converting Holder, a number of Options equal to the number of Convertible Notes in denominations of USD 1,000 as to which such Conversion Date has occurred shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only if Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below.

Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, in order to exercise any Options relating to Convertible Notes with a Conversion Date occurring on or after the Free Convertibility Date, Counterparty must notify Dealer in writing (which, for the avoidance of doubt, may be by email) before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the Expiration Date specifying the number of such Options; provided that, notwithstanding the foregoing, such notice (and the related exercise of Options hereunder) shall be effective if given after the applicable notice deadline specified above but prior to 5:00 P.M., New York City time, on the fifth Exchange Business Day following such notice deadline, in which event the Calculation Agent shall have the right to adjust Dealer’s delivery obligation hereunder and the Settlement Date in a commercially reasonable manner, with respect to the exercise of such Options, as appropriate to reflect the additional commercially reasonable costs (limited to losses as a result of hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities, with such adjustments made assuming that Dealer maintains commercially reasonable hedge positions (including the unwinding of any hedge position), solely resulting from Dealer not having received such notice prior to such notice deadline (it being understood that the adjusted delivery obligation described in the preceding proviso can never be less than zero and can never require any payment by Counterparty); provided further that if the Relevant Settlement Method for such Options is (x) Net Share Settlement and the Specified Cash Amount (as defined below) is not USD 1,000, (y) Cash Settlement or (z) Combination Settlement, Dealer shall have received a separate notice (the “Notice of Final Settlement Method”) (which, for the avoidance of doubt, may be by email) in respect of all such Convertible Notes before 5:00 p.m. (New York City time) on the Free Convertibility Date specifying (1) the Relevant Settlement Method for such Options, and (2) if the settlement method for the related Convertible Notes is not Settlement in Shares or Settlement in Cash (each as defined below), the fixed amount of cash per Convertible Note that Counterparty has elected to deliver to Holders (as such term is defined in the Indenture) of the related Convertible Notes (the “Specified Cash Amount”). If Counterparty fails to timely provide such Notice of Final Settlement Method, it shall be deemed to have provided a Notice of Final Settlement Method indicating that the Relevant Settlement Method is Net Share Settlement and that the settlement method for the related Convertible Notes is the Default Settlement Method (as defined below). Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Notes that is not the Default Settlement Method.

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its commercially reasonable discretion.

Market Disruption Event:	Subject to the provisions opposite “Hedge Date” above, Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the primary United States national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Scheduled Valid Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options contracts or futures contracts on any Related Exchange relating to the Shares.”

Settlement Terms.

Settlement Method:	For any Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Option is not Net Share Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method, but only if Counterparty shall have notified Dealer of the Relevant Settlement Method in the Notice of Final Settlement Method for such Option.

Relevant Settlement Method:	In respect of any Option:

(i) if Counterparty has elected (or, in the case of the Default Settlement Method, is deemed to have elected) to settle its conversion obligations in respect of the related Convertible Note (A) entirely in Shares pursuant to Section 14.02(a)(iv)(A) of the Indenture (together with cash in lieu of fractional Shares) (such settlement method, “Settlement in Shares”), (B) in a combination of cash and Shares pursuant to Section 14.02(a)(iv)(C) of the Indenture with a Specified Cash Amount less than USD 1,000 (such settlement method, “Low Cash Combination Settlement”) or (C) in a combination of cash and Shares pursuant to Section 14.02(a)(iv)(C) of the Indenture with a Specified Cash Amount equal to USD 1,000 (such settlement method, the “Default Settlement Method”), then, for each of the cases in clause (A) (Settlement in Shares), clause (B) (Low Cash Combination Settlement) and clause (C) (Default Settlement Method), the Relevant Settlement Method for such Option shall be Net Share Settlement;

(ii) if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note in a combination of cash and Shares pursuant to Section 14.02(a)(iv)(C) of the Indenture with a Specified Cash Amount greater than USD 1,000, then the Relevant Settlement Method for such Option shall be Combination Settlement; and

(iii) if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Note entirely in cash pursuant to Section 14.02(a)(iv)(B) of the Indenture (such settlement method, “Settlement in Cash”), then the Relevant Settlement Method for such Option shall be Cash Settlement.

Net Share Settlement:	If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option, a number of Shares (the “Net Share Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for each such Option, of (i) (a) the Daily Option Value for such Valid Day, divided by (b) the Relevant Price on such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Net Share Settlement Amount for any Option exceed a number of Shares equal to the Applicable Limit for such Option divided by the Applicable Limit Price on the Settlement Date for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Net Share Settlement Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Combination Settlement:	If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will pay or deliver, as the case may be, to Counterparty, on the relevant Settlement Date for each such Option:

(i) cash (the “Combination Settlement Cash Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (A) an amount (the “Daily Combination Settlement Cash Amount”) equal to the lesser of (1) the product of (x) the Applicable Percentage and (y) the Specified Cash Amount minus USD 1,000 and (2) the Daily Option Value, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Cash Amount for such Valid Day shall be deemed to be zero; and

(ii)  Shares (the “Combination Settlement Share Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of a number of Shares for such Valid Day (the “Daily Combination Settlement Share Amount”) equal to (A) (1) the Daily Option Value on such Valid Day minus the Daily Combination Settlement Cash Amount for such Valid Day, divided by (2) the Relevant Price on such Valid Day, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in sub-clause (A)(1) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Share Amount for such Valid Day shall be deemed to be zero;

provided that in no event shall the sum of (x) the Combination Settlement Cash Amount for any Option and (y) the Combination Settlement Share Amount for such Option multiplied by the Applicable Limit Price on the Settlement Date for such Option, exceed the Applicable Limit for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Cash Settlement:	If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Cash Settlement Amount for any Option exceed the Applicable Limit for such Option.

Daily Option Value:	For any Valid Day, an amount equal to (i) the Option Entitlement on such Valid Day, multiplied by (ii) (A) the lesser of the Relevant Price on such Valid Day and the Cap Price, less (B) the Strike Price on such Valid Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Valid Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Applicable Limit:	For any Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the aggregate of (A) the amount of cash, if any, paid to the Holder of the related Convertible Note upon conversion of such Convertible Note and (B) the number of Shares, if any, delivered to the Holder of the related Convertible Note upon conversion of such Convertible Note multiplied by the Applicable Limit Price on the Settlement Date for such Option, over (ii) USD 1,000. Counterparty shall notify Dealer (which notice may, for the avoidance of doubt, be by email) of such amount of cash, if any, and number of Shares, if any, prior to the Settlement Date.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page MCHP <equity> (or any successor thereto).

Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other United States national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a United States national or regional securities exchange, on the principal other market on which the Shares are then listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Valid Day” means a Business Day.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the principal United States national or regional securities exchange or market on which the Shares are listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page MCHP <equity> AQR (or its equivalent successor if such page is not available) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day, as determined by the Calculation Agent in a commercially reasonable manner using, if practicable, a volume-weighted average method). The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Settlement Averaging Period:	For any Option and regardless of the Settlement Method applicable to such Option, the 25 consecutive Valid Days commencing on, and including, the 26th Scheduled Valid Day immediately prior to the Expiration Date.

Settlement Date:	For any Option, the second Business Day immediately following the final Valid Day of the Settlement Averaging Period for such Option.

Settlement Currency:	USD

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Settled”. “Share Settled” in relation to any Option means that Net Share Settlement or Combination Settlement is applicable to that Option.

Representation and Agreement:	Notwithstanding anything to the contrary in the Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)).

3.	Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that would result in an adjustment under the Indenture to the “Conversion Rate” or the composition of a “unit of Reference Property” or to any “Last Reported Sale Price,” “Daily VWAP,” “Daily Conversion Value” or “Daily Settlement Amount” (each as defined in the Indenture). For the avoidance of doubt, Dealer shall not have any delivery or payment obligation hereunder, and no adjustment shall be made to the terms of the Transaction, on account of (x) any distribution of cash, property or securities by Counterparty to holders of the Convertible Notes (upon conversion or otherwise) or (y) any other transaction in which holders of the Convertible Notes are entitled to participate, in each case, in lieu of an adjustment under the Indenture of the type referred to in the immediately preceding sentence (including, without limitation, pursuant to the fourth sentence of Section 14.04(c) of the Indenture or the fifth sentence of Section 14.04(d) of the Indenture).

Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions (and, for the avoidance of doubt, subject to Section 9(x) of this Confirmation, in lieu of any adjustments pursuant to Section 11.2(c) of the Equity Definitions), upon any Potential Adjustment Event, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment to the Convertible Notes under the Indenture to any one or more of the Strike Price, Number of Options and Option Entitlement.

Notwithstanding the foregoing and “Consequences of Merger Events / Tender Offers” below:

(i) if the Calculation Agent in good faith and in a commercially reasonable manner disagrees with any adjustment to the Convertible Notes that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 14.05 of the Indenture, Section 14.07 of the Indenture or any supplemental indenture entered into thereunder or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will determine in good faith and in a commercially reasonable manner the adjustment to be made to any one or more of the Strike Price, Number of Options and Option Entitlement; provided that, notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Settlement Averaging Period but no adjustment was made to any Convertible Note under the Indenture because the relevant Holder (as such term is defined in the Indenture) was deemed to be a record owner of the underlying Shares on the related Conversion Date, then the Calculation Agent shall in good faith and in a commercially reasonable manner make an adjustment, consistent with the methodology set forth in the Indenture, to the terms hereof in order to account for such Potential Adjustment Event;

(ii)  in connection with any Potential Adjustment Event as a result of an event or condition set forth in Section 14.04(b) of the Indenture or Section 14.04(c) of the Indenture where, in either case, the period for determining “Y” (as such term is used in Section 14.04(b) of the Indenture) or “SP0” (as such term is used in Section 14.04(c) of the Indenture), as the case may be, begins before Counterparty has publicly announced the event or condition giving rise to such Potential Adjustment Event, then the Calculation Agent shall, in good faith and in a commercially reasonable manner, have the right to adjust any one or more of the Strike Price, Number of Options and Option Entitlement as appropriate to reflect reasonable costs documented in reasonable detail (including, but not limited to, hedging mismatches and market losses customary for transactions of this type) and expenses that would be incurred by Dealer assuming Dealer is maintaining a commercially reasonable hedge position (subject to the requirements set forth under Hedging Adjustments below) as a result of such event or condition not having been publicly announced prior to the beginning of such period; and

(iii) if any Potential Adjustment Event is declared and (a) the event or condition giving rise to such Potential Adjustment Event is subsequently amended, modified, cancelled or abandoned, (b) the “Conversion Rate” (as defined in the Indenture) is otherwise not adjusted at the time or in the manner contemplated by the relevant Dilution Adjustment Provision based on such declaration or (c) the “Conversion Rate” (as defined in the Indenture) is adjusted as a result of such Potential Adjustment Event and subsequently re-adjusted (each of clauses (a), (b) and (c), a “Potential Adjustment Event Change”) then, in each case, the Calculation Agent shall, in good faith and in a commercially reasonable manner, have the right to adjust any one or more of the Strike Price, Number of Options and Option Entitlement as appropriate to reflect the reasonable costs documented in reasonable detail (including, but not limited to, hedging mismatches and market losses customary for transactions of this type) and expenses that would be incurred by Dealer assuming dealer is maintaining a commercially reasonable hedge position (subject to the requirements set forth under Hedging Adjustments below) as a result of such Potential Adjustment Event Change.

Dilution Adjustment Provisions:	Sections 14.04(a), (b), (c), (d) and (e) and Section 14.05 of the Indenture.

Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Share Exchange Event” in Section 14.07(a) of the Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 14.04(e) of the Indenture.

Consequences of Merger Events/ Tender Offers:	Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make in a commercially reasonable manner a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares (in the case of a Merger Event), Strike Price, Number of Options and Option Entitlement to the extent that an analogous adjustment is required to be made pursuant to the Indenture in respect of such Merger Event or Tender Offer, subject to the second paragraph under “Method of Adjustment”; provided, however, that such adjustment shall be made without regard to any adjustment to the “Conversion Rate” (as defined in the Indenture) pursuant to any Excluded Provision; provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the Counterparty to the Transaction following such Merger Event or Tender Offer will not be a corporation organized under the laws of the United States, any State thereof or the District of Columbia, then, in either case, subject to Section 9(l), Cancellation and Payment (Calculation Agent Determination) may apply at Dealer’s reasonable election; provided further that, for the avoidance of doubt, adjustments shall be made pursuant to the provisions set forth above regardless of whether any Merger Event or Tender Offer gives rise to an Early Conversion.

Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, the definition of “Modified Calculation Agent Adjustment” set forth in Section 12.3 of the Equity Definitions shall be modified in the following manner: (x) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (y) the phrase “exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the spread)” shall be replaced with the phrase “Cap Price (provided that in no event shall the Cap Price be less than the Strike Price)”, and the words “whether within a commercially reasonable (as determined by the Calculation Agent) period of time prior to or after the Announcement Event,” shall be inserted prior to the word “which” in the seventh line, and (z) for the avoidance of doubt, the Calculation Agent shall in a commercially reasonable manner determine whether the relevant Announcement Event has had a material economic effect on the Transaction (and, if so, shall adjust the Cap Price accordingly) on one or more occasions on or after the date of the Announcement Event up to, and including, the Expiration Date, any Early Termination Date and/or any other date of cancellation, it being understood that any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:	(i) The public announcement by (x) Issuer or any subsidiary or agent thereof or any Valid Third-Party Entity of any transaction or event that the Calculation Agent determines is reasonably likely to be completed and that, if completed, would constitute a Merger Event or Tender Offer (it being understood and agreed that in determining whether such transaction or event is reasonably likely to be completed, the Calculation Agent shall take into consideration the effect of the relevant announcement on the Shares and/or options relating to the Shares and, if such effect is material, shall deem such transaction or event to be reasonably likely to be completed), (y) Issuer or any subsidiary or agent thereof of any potential acquisition or disposition by Issuer and/or its subsidiaries where the aggregate consideration exceeds 35% of the market capitalization of Issuer as of the date of such announcement (an “Acquisition Transaction”) or (z) Issuer, any subsidiary or agent of Issuer or any Valid Third-Party Entity of the intention to enter into a Merger Event or Tender Offer or an Acquisition Transaction (in the case of a Valid Third-Party Entity, that the Calculation Agent determines is capable, financially and otherwise, of consummating the relevant Merger Event, Tender Offer or Acquisition Transaction, it being understood and agreed that in making such determination, the Calculation Agent shall take into consideration the effect of the relevant announcement on the Shares and/or options relating to the Shares and, if such effect is material, shall deem such entity to be capable of consummating the relevant Merger Event, Tender Offer or Acquisition Transaction), (ii) the public announcement by Issuer or any subsidiary or agent thereof of an intention to explore strategic alternatives that may include a Merger Event or Tender Offer or an Acquisition Transaction or (iii) any subsequent public announcement by any Valid Third-Party Entity, Issuer or any subsidiary or agent of Issuer of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent in a commercially reasonable manner.

For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” (A) “Merger Event” shall mean such term as defined under Section 12.1(b) of the Equity Definitions (but, for the avoidance of doubt, the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded) and (B) “Tender Offer” shall mean such term as defined under Section 12.1(d) of the Equity Definitions; provided that Section 12.1(d) of the Equity Definitions is hereby amended by replacing “10%” with “20%” in the third line thereof.

Valid Third-Party Entity:	In respect of any transaction, any third party that the Calculation Agent in good faith and in a commercially reasonable manner determines has a bona fide intent to enter into or consummate such transaction (it being understood and agreed that in determining whether such third party has such a bona fide intent, the Calculation Agent shall take into consideration the effect of the relevant announcement by such third party on the Shares and/or options relating to the Shares and, if such effect is material, may deem such third party to have a bona fide intent).

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position”, (iii) replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)”, and (iv) adding the words “provided that in the case of clause (Y) hereof and any law, regulation or interpretation, the consequence of such law, regulation or interpretation is applied consistently by Dealer to all of its similarly situated counterparties and/or similar transactions;” after the semi-colon in the last line thereof.

Failure to Deliver:	Applicable

Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii)  Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Not applicable

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Determining Party:	For all applicable Extraordinary Events, Dealer; provided that when making any determination or calculation as “Determining Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if Determining Party were the Calculation Agent.

Following any determination or calculation by Determining Party hereunder, upon a written request by Counterparty (which may be by email), Determining Party will promptly (but in any event within five Scheduled Trading Days) provide to Counterparty by email to the email address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that in no event will Determining Party be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such determination or calculation or any information that is subject to an obligation not to disclose such information.

All calculations and determinations made by Determining Party shall be made in good faith and in a commercially reasonable manner.

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Hedging Adjustment:	For the avoidance of doubt, whenever the Determining Party or Calculation Agent is permitted to make an adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event (other than, for the avoidance of doubt, any adjustment that is required to be made by reference to the Indenture), the Determining Party or Calculation Agent, as the case may be, shall make such adjustment by reference to the effect of such event on Dealer assuming that Dealer maintains a commercially reasonable hedge position.

Additional Acknowledgments:	Applicable

4. Calculation Agent.	Dealer, except in the case of the Hedge Date, in which case the Calculation Agent shall be the Designated Dealer for purposes of determining whether a Disrupted Day has occurred; provided that, following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, Counterparty shall have the right to designate a nationally recognized independent equity derivatives dealer to replace Dealer as the Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.

Following any adjustment, determination or calculation by the Calculation Agent hereunder, upon a written request by Counterparty (which may be by email), the Calculation Agent will promptly (but in any event within five Scheduled Trading Days) provide to Counterparty by email to the email address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such adjustment, determination or calculation (including any assumptions used in making such adjustment, determination or calculation), it being understood that in no event will the Calculation Agent be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such adjustment, determination or calculation or any information that is subject to an obligation not to disclose such information.

All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner.

5.	Account Details.

(a)	Account for payments to Counterparty:

Bank: [____________]

ABA#: [____________]

Acct No.: [____________]

Beneficiary:    [____________]

Ref: [____________]

Account for delivery of Shares to Counterparty:

[____________]

(b)	Account for payments to Dealer:

[________]

Account for delivery of Shares from Dealer:

To be provided.

6.	Offices.

(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is: [________]

7.	Notices.

(a)	Address for notices or communications to Counterparty:

Microchip Technology Incorporated

2355 W. Chandler Blvd.

Chandler, AZ 85224-6199

Attention:           Chief Financial Officer

Telephone No.:  480-792-7804

Facsimile No.:   480-792-4133

Email:                eric.bjornholt@microchip.com

(b)	Address for notices or communications to Dealer:

[____________________]

Attention: [____________]

Telephone: [____________]

Facsimile: [____________]

Email: [____________]

With a copy to:

[____________________]

Attention: [____________]

Telephone: [____________]

Facsimile: [____________]

Email: [____________]

8.	Representations and Warranties.

(a)

Representations and Warranties of Counterparty. Each of the representations and warranties of Counterparty set forth in Article 3 of each of the Exchange Agreements is true and correct and is hereby deemed to be repeated to Dealer as if set forth herein. Counterparty hereby further represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date, in lieu of the representations set forth in Section 3(a) of the Agreement, that:

(i)

Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(ii)

Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(iii)

No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws.

(iv)

Counterparty is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(v)

Counterparty is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(vi)	Counterparty is not, on the date hereof, aware of any material non-public information with respect to Counterparty or the Shares.

(vii)

To the knowledge of the Counterparty, no state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares (except for filings of any Form 13F, Schedule 13D or Schedule 13G under the Exchange Act); provided that Counterparty makes no representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by Dealer or any of its affiliates solely as a result of it or any of such affiliates being a financial institution or broker-dealer.

(viii)

Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million.

(ix)

The assets of Counterparty do not constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor Regulations promulgated thereunder or similar law.

(x)

On each of the Trade Date, the Premium Payment Date and immediately after giving effect to the Transaction on the Premium Payment Date, (A) the present fair market value (or present fair saleable value) of the total assets of Counterparty is not less than the total amount required to pay the probable total liabilities (including contingent liabilities) of Counterparty as they mature and become absolute, (B) the capital of Counterparty is adequate to conduct its business in the manner contemplated in its public filings under the Exchange Act and to enter into the Transaction, (C) Counterparty has the ability to pay its debts and obligations as such debts mature, (D) Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and (E) Counterparty would be able to purchase the Number of Shares with respect to the Transaction in compliance with the laws of the jurisdiction of Counterparty’s incorporation (including the adequate surplus and capital requirements of Sections 154 and 160 of the General Corporation Law of the State of Delaware).

(xi)

Counterparty acknowledges that the Transaction may constitute a purchase of its equity securities or a capital distribution. Counterparty further acknowledges that, pursuant to the provisions of the Coronavirus Aid, Relief and Economic Security Act (the “Cares Act”), the Counterparty will be required to agree to certain time-bound restrictions on its ability to purchase its equity securities or make capital distributions if it receives loans, loan guarantees or direct loans (as that term is defined in the Cares Act) under section 4003(b) of the Cares Act. Counterparty further acknowledges that it may be required to agree to certain time-bound restrictions on its ability to purchase its equity securities or make capital distributions if it receives loans, loan guarantees or direct loans (as that term is defined in the Cares Act) under programs or facilities established by the Board of Governors of the Federal Reserve System or the U.S. Department of Treasury for the purpose of providing liquidity to the financial system, and may be required to agree to similar restrictions under programs or facilities established in the future. Accordingly, Counterparty represents and warrants that it has not applied, and throughout the term of this Transaction shall not apply, for a loan, loan guarantee, direct loan (as that term is defined in the Cares Act) or other investment, or to receive any financial assistance or relief (howsoever defined) under any program or facility that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the Cares Act and the Federal Reserve Act, as amended, and (b) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement thereunder), as a condition of such loan, loan guarantee, direct loan (as that term is defined in the Cares Act), investment, financial assistance or relief, that the Counterparty agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty, and that it has not, as of the date specified in such condition, made a capital distribution or will not make a capital distribution. Counterparty further represents and warrants that the Premium is not being paid, in whole or in part, directly or indirectly, with funds received under or pursuant to any program or facility, including the U.S. Small Business Administration’s “Paycheck Protection Program”, that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the Cares Act and the Federal Reserve Act, as amended, and (b) requires under such applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) that such funds be used for specified or enumerated purposes that do not include the purchase of this Transaction (either by specific reference to this Transaction or by general reference to transactions with the attributes of this Transaction in all relevant respects).

(b)

Representations and Warranties of Dealer. Dealer hereby represents and warrants to Counterparty on the date hereof and on and as of the Premium Payment Date, in lieu of the representations set forth in Section 3(a) of the Agreement, that:

(i)

Dealer has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Dealer’s part; and this Confirmation has been duly and validly executed and delivered by Dealer and constitutes its valid and binding obligation, enforceable against Dealer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(ii)

Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Dealer hereunder will conflict with or result in a breach of (1) the certificate of incorporation or by-laws (or any equivalent documents) of Dealer, or (2) any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or (3) any agreement or instrument to which Dealer or any of its subsidiaries is a party or by which Dealer or any of its subsidiaries is bound or to which Dealer or any of its subsidiaries is subject, or (4) constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(iii)

No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Dealer of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws.

(iv)

Dealer is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(v)	On each of the Trade Date and the Premium Payment Date, Dealer is not “insolvent” (as such term is defined under Section 101(32) of the Bankruptcy Code.

9.	Other Provisions.

(a)

Opinions. Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Premium Payment Date, with respect to the due incorporation, existence and good standing of the Counterparty in Delaware, the due authorization, execution and delivery of this Confirmation, and, in respect of the execution, delivery and performance of this Confirmation, the absence of any conflict with or breach of any material agreement required to be filed as an exhibit to the Counterparty’s Annual Report on Form 10-K. Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)

Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than 133.3 million (in the case of the first such notice) or (ii) thereafter more than 43.7 million less than the number of Shares included in the immediately preceding Repurchase Notice. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all commercially reasonable losses (including losses relating to Dealer’s commercially reasonable hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees of one outside counsel in each relevant jurisdiction), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any commercially reasonable out-of-pocket legal or other expenses incurred (and supported by invoices or other documentation setting forth in reasonable detail such expenses) in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the commercially reasonable fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable to the extent that the Indemnified Person fails to notify Counterparty within a commercially reasonable period of time after any action is commenced against it in respect of which indemnity may be sought hereunder. In addition, Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any commercially reasonable loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. Counterparty shall not be liable for any losses, claims, damages or liabilities (or expenses relating thereto) of any Indemnified Person that result from the bad faith, gross negligence, willful misconduct or fraud of such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)

Regulation M. Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not, until the second Scheduled Trading Day immediately following the Hedge Date, engage in any such distribution.

(d)

No Manipulation. Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)	Transfer or Assignment.

(i)

Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:

(A)

With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(n) or 9(s) of this Confirmation;

(B)	Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended) (the “Revenue Code”);

(C)

Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are reasonably requested and reasonably satisfactory to Dealer;

(D)

Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E)	An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F)

Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G)	Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii)

Dealer may transfer or assign (a “Transfer”) all or any part of its rights or obligations under the Transaction (A) without Counterparty’s consent, to any affiliate of Dealer (1) that has a long-term issuer rating that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer or its ultimate parent generally for similar transactions, by Dealer or its ultimate parent (provided that in connection with any Transfer pursuant to clause (A)(2) hereof, the guarantee of any guarantor of the relevant transferee’s obligations under the Transaction shall constitute a Credit Support Document under the Agreement) or (B) with Counterparty’s consent (such consent not to be unreasonably withheld or delayed), to any third party financial institution that is a recognized dealer in the market for U.S. corporate equity derivatives and that has a long-term issuer rating equal to or better than the lesser of (1) the credit rating of Dealer at the time of the transfer and (2) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer; provided that, in the case of any Transfer (I) such a Transfer shall not occur unless an Event of Default, Potential Event of Default or Termination Event will not occur as a result of such Transfer; (II) at the time of such Transfer either (i) each of Dealer and the transferee in any such Transfer is a “dealer in securities” within the meaning of Section 475(c)(1) of the Revenue Code or (ii) the Transfer does not result in a deemed exchange by Counterparty within the meaning of Section 1001 of the Revenue Code; and (III) after any such Transfer (a) Counterparty will not, as a result of any withholding or deduction made by the transferee or assignee as a result of any Tax, receive from the transferee or assignee on any payment date or delivery date (after accounting for amounts paid by the transferee or assignee under Section 2(d)(i)(4) of the Agreement as well as such withholding or deduction) an amount or a number of Shares, as applicable, lower than the amount or the number of Shares, as applicable, that Dealer would have been required to pay or deliver to Counterparty in the absence of such Transfer (except to the extent such lower amount or number results from a change in law after the date of such Transfer), and (b) Dealer shall cause the transferee or assignee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to make any necessary determinations pursuant to clause (III)(a) of this proviso; provided further that Dealer shall promptly provide written notice to Counterparty following such Transfer. If at any time at which (A) the Section 16 Percentage exceeds 7.5%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit

(if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(l) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(iii)

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(f)

Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s commercially reasonable hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by written notice to Counterparty (which, for the avoidance of doubt, may be by email) on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows; provided that in no event shall any Staggered Settlement Date be later than the Expiration Date:

(i)

in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (the first of which will be on or prior to such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

(ii)

the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

(iii)

if the Net Share Settlement terms or the Combination Settlement terms set forth above were to apply on the Nominal Settlement Date, then the Net Share Settlement terms or the Combination Settlement terms, as the case may be, will apply on each Staggered Settlement Date, except that the Shares otherwise deliverable on such Nominal Settlement Date will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (i) above.

(g)	[Insert Dealer agency boilerplate, if applicable.] [Reserved.]

(h)

Dividends. If at any time during the period from and including the Scheduled Trading Day immediately succeeding the Trade Date, to but excluding the Expiration Date, (i) an ex-dividend date for a regular quarterly cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend is less than the Regular Dividend on a per Share basis or (ii) if no Ex-Dividend Date for a regular quarterly cash dividend occurs with respect to the Shares in any quarterly dividend period of Counterparty, then the Calculation Agent will adjust the Cap Price to preserve the fair value of the Options after taking into account such dividend or lack thereof. “Regular Dividend” shall mean USD 0.3685 per Share per quarter. Upon any adjustment to the Dividend Threshold (as defined in the Indenture) for the Convertible Notes pursuant to the Indenture, the Calculation Agent will make a corresponding adjustment to the Regular Dividend for the Transaction.

(i)	Additional Termination Events.

(i)

Notwithstanding anything to the contrary in this Confirmation, upon any Early Conversion in respect of which a Notice of Conversion that is effective as to Counterparty has been delivered by the relevant converting Holder:

(A)

Counterparty shall, within three Scheduled Trading Days of the Conversion Date for such Early Conversion, provide written notice (an “Early Conversion Notice”) to Dealer specifying the number of Convertible Notes surrendered for conversion on such Conversion Date (such Convertible Notes, the “Affected Convertible Notes”), and the giving of such Early Conversion Notice shall constitute an Additional Termination Event as provided in this clause (i); provided that the provisions of this Section 9(i)(i) shall not apply to any Affected Convertible Note (i) with respect to which Counterparty has made an “Exchange Election” pursuant to Section 14.12 of the Indenture and (ii) that has been accepted by the designated financial institution pursuant to Section 14.12 of the Indenture, except to the extent that Counterparty notifies Dealer, within five Scheduled Trading Days of the then applicable conversion settlement date determined pursuant to Section 14.02(c) of the Indenture, that (x) such financial institution has failed to pay or deliver, as the case may be, the consideration due upon conversion of such Affected Convertible Note, or (y) such Affected Convertible Note is subsequently resubmitted to Counterparty for conversion in accordance with the terms of the Indenture;

(B)

upon receipt of any such Early Conversion Notice, Dealer shall designate an Exchange Business Day as an Early Termination Date (which Exchange Business Day shall be no earlier than the later of (x) one Scheduled Trading Day following the Conversion Date for such Early Conversion and (y) the date on which Counterparty provides the written notice described in Section 9(i)(i)(A) above) with respect to the portion of the Transaction corresponding to a number of Options (the “Affected Number of Options”) equal to the lesser of (x) the number of Affected Convertible Notes and (y) the Number of Options as of the Conversion Date for such Early Conversion;

(C)

any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the Affected Number of Options, (y) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (z) the terminated portion of the Transaction were the sole Affected Transaction; provided that the amount payable with respect to such termination shall not be greater than (1) the Applicable Percentage, multiplied by (2) the Affected Number of Options, multiplied by (3) (x) the sum of (i) the amount of cash paid (if any) to the Holder (as such term is defined in the Indenture) of an Affected Convertible Note upon conversion of such Affected Convertible Note and (ii) the number of Shares delivered (if any) to the Holder (as such term is defined in the Indenture) of an Affected Convertible Note upon conversion of such Affected Convertible Note (including for such purposes taking into account any applicable adjustments to the “Conversion Rate” (as defined in the Indenture) pursuant to Section 14.03 of the Indenture), multiplied by the Applicable Limit Price, minus (y) USD 1,000;

(D)

Counterparty shall notify Dealer (which notice may, for the avoidance of doubt, be by email) of the amount of cash, if any, paid to the Holder and the number of Shares, if any, delivered to the Holder, in each case as described in clause (3) of the foregoing Section 9(i)(i)(C), prior to relevant Early Termination Date;

(E)

for the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Calculation Agent shall assume that (x) the relevant Early Conversion and any conversions, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, (y) no adjustments to the “Conversion Rate” (as defined in the Indenture) have occurred pursuant to any Excluded Provision and (z) the corresponding Convertible Notes remain outstanding; and

(F)	the Transaction shall remain in full force and effect, except that, as of the Conversion Date for such Early Conversion, the Number of Options shall be reduced by the Affected Number of Options.

(ii)

Notwithstanding anything to the contrary in this Confirmation if an event of default with respect to Counterparty occurs under the terms of the Convertible Notes as set forth in Section 6.01 of the Indenture and such event of default results in the Convertible Notes being accelerated and declared due and payable, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement (which Early Termination Date shall be on or as promptly as reasonably practicable after Dealer becomes aware of the occurrence of such acceleration).

(iii)

Within seven Scheduled Trading Days following any Repayment Event (as defined below), Counterparty may, at its option, notify Dealer of such Repayment Event and the aggregate principal amount of Convertible Notes subject to such Repayment Event (any such notice, a “Repayment Notice”); provided that Counterparty shall timely provide a Repayment Notice in connection with any repurchase or redemption of the Convertible Notes pursuant to Article 15 or Article 16 of the Indenture, as the case may be. Any Repayment Notice shall contain an acknowledgement by Counterparty of its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of the delivery of such Repayment Notice and the representations by Counterparty set forth in Section 8(a)(vi) as of the date of such Repayment Notice. The receipt by Dealer from Counterparty of any Repayment Notice shall constitute an Additional Termination Event as provided in this Section 9(i)(iii). Upon receipt of any such Repayment Notice, Dealer shall designate an Exchange Business Day following receipt of such Repayment Notice (which Exchange Business Day shall be on or as promptly as reasonably practicable after the later of (x) the related repurchase settlement date for the relevant Repayment Event and (y) the date on which Counterparty provides the Repayment Notice described in this Section 9(i)(iii)) as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Repayment Options”) equal to the lesser of (A) the aggregate principal amount of such Convertible Notes specified in such Repayment Notice, divided by USD 1,000, and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repayment Options. Any payment hereunder with respect to such termination (the “Repayment Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Repayment Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event, (3) no adjustments to the “Conversion Rate” (as defined in the Indenture) have occurred pursuant to an Excluded Provision, (4) the corresponding Convertible Notes remain outstanding, (5) the relevant Repayment Event and any conversions, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred and (6) the terminated portion of the Transaction were the sole Affected Transaction. “Repayment Event” means that (i) any Convertible Notes are repurchased or redeemed (whether in connection with or as a result of a fundamental change, howsoever defined, or in connection with a redemption of the Convertible Notes pursuant to the Indenture or for any other reason) by Counterparty or any of its subsidiaries, (ii) any Convertible Notes are delivered to Counterparty in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (iii) any principal of any of the Convertible Notes is repaid prior to the final maturity date of the Convertible Notes (other than as a result of an acceleration of the Convertible Notes that results in an Additional Termination Event pursuant to Section 9(i)(ii)) or (iv) any Convertible Notes are exchanged by or for the benefit of the “Holders” (as defined in the Indenture) thereof for any other securities of Counterparty or any of its subsidiaries (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction.

(iv)

Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, the Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with the Transaction (or portion thereof) being the Affected Transaction, Counterparty being the sole Affected Party and Dealer being the party entitled to designate an Early Termination Date pursuant to Section 6(h) of the Agreement) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transactions.

(j)	Amendments to Equity Definitions.

(i)

Solely in respect of adjustments to the Cap Price pursuant to Section 9(x), Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “that may have a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “that is the result of a corporate event involving the Issuer or its securities that has a material economic effect on the Shares or options on the Shares; provided that such event is not based on (a) an observable market, other than the market for the Issuer’s own stock or (b) an observable index, other than an index calculated and measured solely by reference to Issuer’s own operations.”

(ii)

Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) inserting “(1)” immediately following the word “means” in the first line thereof and (2) inserting immediately prior to the semi-colon at the end of subsection (B) thereof the following words: “or (2) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer”.

(iii)

Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(iv)

Section 12.9(b)(vi) of the Equity Definitions is hereby amended by (1) adding the word “or” immediately before subsection “(B)”, (2) deleting the comma at the end of subsection (A), (3) deleting subsection (C) in its entirety, (4) deleting the word “or” immediately preceding subsection (C) and (5) replacing the words “either party” in the last sentence of such Section with “Dealer”.

(k)

No Setoff. Neither party shall have the right to set off any obligation that it may have to the other party under the Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise.

(l)

Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to all holders of Shares consists solely of cash, (ii) an Announcement Event, Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), and if Dealer would owe any amount to Counterparty pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount

pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), then Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the date of the Announcement Event, Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Counterparty remakes the representation set forth in Section 8(a)(vi) as of the date of such election and (c) Dealer agrees, in its sole discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:	If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable, in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	One Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of such Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that Share Termination Alternative is applicable to the Transaction.

(m)

Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(n)

Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on advice of counsel, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of effecting a commercially reasonable hedge of its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and enter into a customary agreement, in form and substance commercially reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering for companies of a similar size in a similar industry; provided, however, that if Dealer, in its reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities for companies of a similar size in a similar industry, in form and substance commercially reasonably satisfactory to Dealer (in which case, the Calculation Agent shall make any commercially reasonable adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement for companies of a similar size in a similar industry); provided that no “comfort letter” or accountants’ consent shall be required to be delivered in connection with any private placements, or (iii) purchase the Hedge Shares from Dealer at the then-prevailing market price at one or more times on such Exchange Business Days, and in the amounts, requested by Dealer.

(o)

Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(p)

Right to Extend. Dealer may postpone or add, in a commercially reasonable manner, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder, if Dealer reasonably determines, in the case of clause (i), in its commercially reasonable judgment or, in the case of clause (ii), based on advice of counsel, that such action is reasonably necessary or appropriate (i) to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market or stock loan market (but only if there is a material decrease in liquidity relative to Dealer’s expectations on the Trade Date) or (ii) to enable Dealer to effect purchases of Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements of organizations with jurisdiction over Dealer or its affiliates, or with related policies and procedures would generally be applicable to counterparties similar to Counterparty and/or transactions similar to the Transaction; provided that no such Valid Day or other date of valuation, payment or delivery may be postponed or added more than 25 Valid Days after the original Valid Day or other date of valuation, payment or delivery, as the case may be; provided further that any such postponement or addition may only be in whole, and not in part, in the case of any event described in clause (ii) relating solely to a self-regulatory requirement applicable to Dealer.

(q)

Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(r)

Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(s)	Notice of Certain Other Events. Counterparty covenants and agrees that:

(i)

Counterparty shall give Dealer written notice of the weighted average of the types and amounts of consideration actually received by holders of Shares upon consummation of such Merger Event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated; and

(ii)

(A) Counterparty shall give Dealer commercially reasonable advance (but in no event less than one Exchange Business Day) written notice of the section or sections of the Indenture and, if applicable, the formula therein, pursuant to which any adjustment will be made to the Convertible Notes in connection with any Potential Adjustment Event, Merger Event or Tender Offer and (B) promptly following any such adjustment, Counterparty shall give Dealer written notice of the details of such adjustment.

(t)

Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(u)

Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty.

(v)

Early Unwind. (A) In the event Counterparty fails to deliver to Dealer opinions of counsel as required pursuant to Section 9(a), or (B) to the extent the transactions contemplated in the Exchange Agreements are not consummated for any reason, in each case by 5:00 p.m. (New York City time) on the seventh Business Day immediately following the Trade Date, or such later date as agreed upon by the parties (such Business Day or such later date, the “Early Unwind Date”), the Transaction, or, in the case of clause (B) above, a corresponding portion of the Transaction, shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction, or portion thereof in the case of clause (B) above, and all of the respective rights and obligations of Dealer and Counterparty under the Transaction, or portion thereof, shall be cancelled and terminated, and Counterparty shall pay to Dealer an amount in cash equal to the aggregate amount of commercially reasonable costs and expenses relating to the unwinding of Dealer’s commercially reasonable hedging activities in respect of the Transaction, or portion thereof, so terminated (including commercially reasonable market losses incurred in reselling any Shares purchased by or on behalf of Dealer or its affiliates in connection with such commercially reasonable hedging activities, unless Counterparty agrees to purchase any such Shares at the cost at which Dealer purchased such Shares) or, at the election of Counterparty, deliver to Dealer Shares with a value equal to such amount, as determined by the Calculation Agent, in which event the parties shall enter into customary and commercially reasonable documentation relating to the registered or exempt resale of such Shares (provided that the aggregate amount of Shares deliverable pursuant to this Section 9(v) shall not exceed the Number of Shares), and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction, or portion thereof, so terminated either prior to or after the Early Unwind Date. Each of Dealer and Counterparty represents and acknowledges to the other that upon an Early Unwind, all obligations with respect to the Transaction, or portion thereof, so terminated (other than the payment obligation set forth in this Section 9(v)) shall be deemed fully and finally discharged. For the avoidance of doubt, it is intended that payments pursuant to this Section 9(v) shall be made solely in respect of the terminated portion of the Transaction.

(w)

Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(x)

Other Adjustments Pursuant to the Equity Definitions. Notwithstanding anything to the contrary in this Confirmation, solely for the purpose of adjusting the Cap Price, (x) the terms “Potential Adjustment Event,” “Merger Event,” and “Tender Offer” shall each have the meanings assigned to such term in the Equity Definitions (subject to Section 9(j)(i)), and (y) “Extraordinary Dividend” means any cash dividend on the Shares other than a regular, quarterly cash dividend in an amount equal to or less than the Regular Dividend, and upon the occurrence of a Merger Date, the occurrence of a Tender Offer Date, or declaration by Counterparty of the terms of any Potential Adjustment Event, respectively, as such terms are defined in the Equity Definitions (subject to Section 9(j)(i)), the Calculation Agent shall determine in a commercially reasonable manner whether such occurrence or declaration, as applicable, has had a material economic effect on the Transactions and, if so shall adjust the Cap Price to preserve the fair value of the Options; provided that in no event shall the Cap Price be less than the Strike Price; provided further that any adjustment to the Cap Price made pursuant to this Section 9(x) shall be made without duplication of any other adjustment hereunder (including, for the avoidance of doubt, adjustment made pursuant to the provisions opposite the captions “Method of Adjustment,” “Consequences of Merger Events / Tender Offers” and “Consequences of Announcement Events” in Section 3 above).

(y)	[Reserved.] [__________][3]

(z)

[Conduct Rules. Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

(aa)

Risk Disclosure Statement. Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement provided by Dealer and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.]

(bb)	Tax Matters.

(i)	Payee Representations:

For the purpose of Section 3(f) of the Agreement, Counterparty makes the following representation to Dealer:

Counterparty is a corporation and a U.S. person (as that term is defined in Section 7701(a)(30) of the Revenue Code and used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes.

For the purpose of Section 3(f) of the Agreement, Dealer makes the following representations to Counterparty:

[Dealer is a U.S. person (as that term is used in Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for U.S. federal income tax purposes.]4

(ii)

Tax Documentation. For the purpose of Sections 4(a)(i) and (ii) of the Agreement, Counterparty agrees to deliver to Dealer one duly executed and completed U.S. Internal Revenue Service Form W-9 (or successor thereto) and Dealer agrees to deliver to Counterparty, as applicable, a U.S. Internal Revenue Service Form W-8 or Form W-9 (or

[3]	Dealer boilerplate, as applicable.
[4]	To be updated for each Dealer, if applicable.

successor thereto). Such forms or documents shall be delivered (i) on or before the date of execution of this Confirmation, (ii) upon Counterparty or Dealer, as applicable, learning that any such tax form previously provided by it has become obsolete or incorrect and (iii) upon reasonable request of the other party.

(iii)

Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Revenue Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Revenue Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(cc)

HIRE Act. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Revenue Code or any regulations issued thereunder. For the avoidance of doubt, any such tax imposed under Section 871(m) of the Revenue Code is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(dd)

Counterparty Purchases. Except pursuant to (i) the Exchange Agreements and (ii) any confirmation substantially similar to this Confirmation entered into on the date hereof, Counterparty (or any “affiliated purchaser” (as defined in Rule 10b-18) of Counterparty) shall not directly or indirectly purchase any Shares (including by means of a derivative instrument), listed contracts on Shares or securities that are convertible into, or exchangeable or exercisable for, Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) until the second Scheduled Trading Day immediately following the Hedge Date.

(ee)

10b5-1 Plan. Dealer and Counterparty each acknowledges that it is the intent of the parties that the Transaction entered into under this Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) and the Transaction entered into under this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c). During the Hedge Date, Counterparty will not seek to control or influence Dealer’s or the Designated Dealer’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) in connection with the Transaction entered into under this Confirmation.

(ff)

Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed signature page by facsimile or electronic transmission (e.g. “pdf” or “tif”), or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law, e.g., www.docusign.com, shall be effective as delivery of a manually executed counterpart hereof.

(gg)

[U.S. Resolution Stay Protocol. The parties acknowledge and agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Protocol Covered Agreement, the J.P. Morgan entity that is a party to the Agreement (“J.P. Morgan”) shall be deemed a Regulated Entity and the other entity that is a party to the Agreement (“Counterparty”) shall be deemed an Adhering Party; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Covered Agreement, J.P. Morgan shall be deemed a Covered Entity and Counterparty shall be deemed a Counterparty Entity; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a “Covered Agreement,” J.P. Morgan shall be deemed a “Covered Entity” and Counterparty shall be deemed a “Counterparty Entity.” In the event that, after the date of the Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between the Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “the Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to J.P. Morgan replaced by references to the covered affiliate support provider. “QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.][5]

[5]	To be updated for each Dealer, if applicable.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to Dealer.

Very truly yours,

[Dealer]

By:
Authorized Signatory
Name:

Accepted and confirmed

as of the Trade Date:

Microchip Technology Incorporated

By:
Authorized Signatory
Name:

[Signature Page to Capped Call Confirmation]

[Annex A

Form of Guarantee]6

[6]	To be included if applicable.

Schedule I

[FORM OF HEDGING NOTICE]

[________], 2020

To:	Microchip Technology Incorporated

2355 W. Chandler Blvd.

Chandler, AZ 85224-6199

Attention: Chief Financial Officer

Telephone No.:    480-792-7804

Facsimile No.:     480-792-4133

From:	[____________________]

Subject: Hedging Notice

Reference is made to the letter agreement, dated as of November 19, 2020 (the “Confirmation”), confirming the terms and conditions of that certain Call Option Transaction (the “Transaction”) entered into between [________] (“Dealer”) and Microchip Technology Incorporated (“Counterparty”). Pursuant to the provisions set forth opposite “Hedging Notice” in Section 2 of the Confirmation, Dealer hereby notifies Counterparty of the following terms of the Transaction:

Hedge Price:    USD [____]

Conversion Rate: [____]

Strike Price: USD [____]

Cap Price: USD [____]

Very truly yours,

[_______________]

By:
Authorized Signatory
Name: